Exhibit 99.1

Media Contact:      Christopher Allman  305-586-6024


Investor Contacts:

Louise Mehrotra   Stan Panasewicz      Lesley Fishman
732-524-6491       732-524-2524        732-524-3922


               FOR IMMEDIATE RELEASE


             Conor Medsystems, LLC Reports
COSTAR II Pivotal Drug-Eluting Stent Trial Conclusions

Menlo Park, Calif., May 7, 2007 - Citing issues related to potentially sub-optimal therapeutic dosing of paclitaxel, Conor Medsystems, LLC has concluded that the COSTAR II (CObalt Chromium STent with
Antiproliferative for Restenosis) trial, the pivotal study for the CoStarr cobalt chromium paclitaxel-eluting coronary stent, failed to meet its primary endpoint. The trial did not identify safety issues, and the overall rates of death, myocardial infarction and stent thrombosis were consistent with those observed in other clinically relevant drug-eluting stent studies.

As a result of these outcomes, the company will terminate ongoing clinical trials with the CoStarr stent and will not conclude the submission of its Pre-
Market Approval application to the U.S. Food and Drug
Administration for the product. Further, Conor
Medsystems will discontinue sale of the product through commercial partners in certain countries in Europe, Asia and Latin America where the CoStar stent is already approved, and will work with those partners to facilitate return of product in inventory in customer accounts.

The COSTAR II trial compared the CoStarr stent with the Taxus Express(2) paclitaxel drug-eluting stent, and was designed to demonstrate non-inferiority at eight-month follow-up with respect to major adverse cardiac events
(MACE) in patients with multi-vessel or single-vessel disease. In this trial, MACE was defined as a composite of clinically driven target vessel revascularization, heart attack (new myocardial infarction) related to the target vessel and cardiac death related to an intervened vessel.

"While we are disappointed in these results, we remain optimistic about the ability of the novel Conor
Medsystems reservoir platform to provide precise and controlled delivery of a therapeutic agent based on earlier proof of concept testing and trials," said
Campbell Rogers, M.D., chief technology officer, cardiovascular franchise. "Unfortunately, the dose of paclitaxel used in this trial was ineffective. We expect that the continued development of sirolimus on this platform will demonstrate promising outcomes, because sirolimus has been shown to be a versatile and potent anti-restenosis agent with a wide therapeutic dosing range."

Sirolimus is the proven drug used with the CYPHERr
Sirolimus-eluting Coronary Stent - the most widely studied coronary stent in the world.

"While the safety data from this trial are consistent with other drug-eluting stent studies, it was disappointing that this product did not meet the high standards for efficacy that our product portfolio represents," said Rick Anderson, Johnson & Johnson
Company Group Chairman and worldwide cardiovascular franchise leader. "At the same time, as we have indicated since the acquisition of Conor Medsystems, we are enthusiastic about the development of this platform with a versatile, highly effective drug like sirolimus.
Going forward, our clinical program will be heavily focused on the study of sirolimus on the platform, as well as on investigating the vast library of therapeutic agents accessible to our scientists through the research and development programs of pharmaceutical companies in the Johnson & Johnson family of companies."

Data from the pivotal trial will be presented at the upcoming EuroPCR meeting to be held May 22 to 25 in Barcelona, Spain.

Conor Medsystems, LLC, a wholly-owned subsidiary of Johnson & Johnson, develops innovative controlled vascular drug delivery technologies and has primarily focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor Medsystems and controlled vascular delivery, visit www.conormed.com.


                   NOTE TO INVESTORS

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., EST. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.

(This press release contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections reflected in this press release. Risks and uncertainties include general industry conditions and competition; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson &
Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-
K, as well as subsequent filings, are available online at www.sec.gov or on request from Johnson & Johnson or Conor Medsystems, LLC. Neither Johnson & Johnson nor
Conor Medsystems undertakes to update any forward-looking statements as a result of new information or future events or developments.)



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